Exhibit 99.1

DRIL-QUIP, INC. ANNOUNCES TWO-FOR-ONE STOCK SPLIT

HOUSTON, September 11, 2006 /PRNewswire-FirstCall via COMTEX News Network/ — Dril-Quip, Inc. (NYSE: DRQ) announced today that its Board of Directors has approved a two-for-one stock split on its common stock, to be accomplished through a stock dividend. Stockholders of record at the close of business on September 21, 2006 will receive one additional share for every outstanding share held on the record date. The additional shares will be distributed on October 5, 2006. After the split, Dril-Quip will have approximately 39.8 million shares outstanding.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

SOURCE Dril-Quip, Inc.

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711